Exhibit 99.1

05-20
For further information:
Jack Walsh, Investor Relations Director
Southern Union Company
1-800-321-7423

SOUTHERN UNION COMPANY
APPOINTS GEORGE E. ALDRICH VP - CONTROLLER
AND CHIEF ACCOUNTING OFFICER

SCRANTON, Pa., September 2, 2005 — The Board of Directors of Southern Union Company (NYSE:SUG) announced the appointment of George E. Aldrich, 58, to vice president - controller and chief accounting officer effective Thursday, September 1.
Aldrich will report to Julie H. Edwards, senior vice president and chief financial officer and will be responsible for the oversight of accounting operations of Southern Union Company.
“We welcome George to Southern Union. His background in financial reporting and controls will help guide our company as we continue to grow,” said Julie Edwards.
Most recently, Aldrich was chief financial officer for Raintree Resorts International, Inc. since 1998. He previously served as CFO for KBC Advanced Technologies, Inc. from 1996 to 1998 and vice president, controller for Wainoco Oil Corporation from 1983 to 1996. Prior to this, Aldrich served as audit manager in a large public accounting firm.
Aldrich earned a BBA in Accounting from North Texas State University. Aldrich is a certified public accountant in the state of Texas and is a member of the Financial Executives Institute. Aldrich resides in Bellaire, Texas.

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50 percent interest in and operates the CrossCountry Energy pipelines, which include 100 percent of Transwestern Pipeline Company and 50 percent of Citrus Corp. Citrus Corp. owns 100 percent of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.